Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JULY COMPARABLE

STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (August 7, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $192.1 million for the four weeks ended August 2, 2008 compared to $201.4 million for the four weeks ended August 4, 2007, a 4.6% decrease. Comparable store sales decreased 5.3% for the period.

For the second quarter ended August 2, 2008, owned sales totaled $663.1 million compared to $687.9 million for the prior year second quarter ended August 4, 2007, a 3.6% decrease. Comparable store sales decreased 4.0% for the quarter. As previously disclosed, sales performance for the second quarter was negatively affected by the acceleration of a spring season clearance event into the first quarter this year from the second quarter last year. Management estimates that, excluding the clearance event shift, comparable store sales would have been slightly positive for the second quarter. Weakening business trends as the quarter progressed will negatively impact the Company’s second quarter gross margin.

On a year-to-date basis, for the six months ended August 2, 2008, owned sales totaled $1,517.8 million compared to $1,473.5 million for the prior year six-month period ended August 4, 2007, a 3.0% increase. Comparable store sales increased 2.7% for the six-month period.

For July, the strongest categories at Saks Fifth Avenue were women’s eveningwear, men’s shoes, men’s contemporary apparel, women’s accessories, and fragrances. The weakest categories at Saks Fifth Avenue for July were women’s apparel, men’s classic sportswear and clothing, and handbags. Saks Direct performed well for the month.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 53 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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